SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities
Exchange Act of 1934
(Amendment No.     )

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VALIC COMPANY I
(Name of Registrant as Specified in its Charter)

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VALIC Company I

SCIENCE & TECHNOLOGY FUND

2929 Allen Parkway
Houston, Texas 77019

September 30, 2005

Dear Participant:

             The enclosed Information Statement details the recent addition of a sub-adviser to the Science & Technology Fund (the "Fund") of VALIC Company I. On July 26, 2005, the Board of Directors approved the addition of RCM Capital Management LLC ("RCM") as an investment sub-adviser to the Fund. T. Rowe Price Associates Inc. will continue to serve as a sub-adviser tot he Fund as well. RCM began to serve as a sub-adviser to the Fund effective September 19, 2005.

The addition of RCM as a sub-adviser to the Fund did not result in a change in the Fund's investment objective as stated in the VALIC Company I prospectus, the advisory fees or total expenses payable by the Fund. As a result of the addition of RCM, the Fund's investment strategy was updated to permit the Fund to invest (1) up to 20% of its total assets in issuers located in emerging market countries, but no more than 15% of its total assets invested in any one emerging market country, and (2) up to 10% of its total assets in short positions of individual securities and exchange traded funds.

             As a matter of regulatory compliance, we are sending you this Information Statement, which describes the management structure of the Fund, the ownership of RCM and the terms of the investment sub-advisory agreement with RCM, which the Directors, including the Independent Directors, have approved.

             This document is for your information only and you are not required to take any action. Should you have any questions on the enclosed Information Statement, please feel free to call VALIC's Client Service Center at 1-800-448-2542. We thank you for your continued support and investments.

Sincerely,

/s/ Evelyn M. Curran

Evelyn Curran
President
VALIC Company I

VALIC Company I

SCIENCE & TECHNOLOGY FUND

2929 Allen Parkway

Houston, Texas 77019

INFORMATION STATEMENT

Introduction

This Information Statement is being provided to the shareholders of record as of September 16, 2005 of the Science & Technology Fund (the "Fund") of VALIC Company I ("VC I") in lieu of a proxy statement. The sole sub-adviser for the Fund from inception through September 16, 2005 was T. Rowe Price Associates, Inc. ("T. Rowe Price").

Based on its review and consideration of various factors, The Variable Annuity Life Insurance Company ("VALIC" or the "Adviser"), the adviser to the Fund, recommended to VC I's Board of Directors (the "Board") that RCM Capital Management LLC ("RCM") should join T. Rowe Price as a sub-adviser to the Fund. The Board, including a majority of the directors who are not interested persons ("Independent Directors"), as defined by the Investment Company Act of 1940, as amended (the "1940 Act"), approved at a meeting held on July 26, 2005, the addition of RCM as a second sub-adviser to the Fund. The Board also approved a new Investment Sub-Advisory Agreement for the Fund, between VALIC and RCM (the "RCM Sub-Advisory Agreement").

The RCM Sub-Advisory Agreement is the same in all material respects to the Investment Sub-Advisory Agreement between VALIC and T. Rowe Price (the "T. Rowe Price Sub-Advisory Agreement"), except for the name of the sub-adviser, the effective date, the sub-advisory fees and the term of the agreements. The T. Rowe Price Sub-Advisory Agreement was last approved by the Board of Directors of VC I on July 26, 2005. The Fund's advisory fee and total annual operating expenses have not changed as a result of the sub-adviser additions.

As of September 19, 2005, the Fund held approximately $1,158 million in assets. As of that date, RCM managed approximately $250 million, or 21.6% of the Fund's assets and T. Rowe Price managed $908.1 million, or 78.4% of the Fund's assets. These percentages may change from time-to-time as determined by VALIC.

VC I has received an exemptive order from the Securities and Exchange Commission ("SEC") which allows VALIC, subject to certain conditions, to select new sub-advisers or replace existing sub-advisers without obtaining shareholder approval of the change. The Board, including a majority of the Independent Directors, must first approve each sub-advisory agreement. This allows VALIC to act more quickly to change sub-advisers when it determines that a change is beneficial to shareholders. Based on this exemptive order, the Fund will provide information to shareholders about the new sub-adviser and its agreement within 90 days of such a change. This information statement is being provided to you to satisfy this requirement. This statement is being mailed on or about September 30, 2005, to all participants in an annuity contract ("Contract") or employer-sponsored retirement plan ("Plan") who were invested in the Fund as a variable investment option as of the close of business on September 16, 2005 (the "Record Date").

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. THIS DOCUMENT IS FOR INFORMATIONAL PURPOSES ONLY AND YOU ARE NOT REQUIRED TO TAKE ANY ACTION.

The Adviser and its Responsibilities

VALIC is an investment adviser registered with the SEC. VALIC is located at 2929 Allen Parkway, Houston, Texas 77019. VALIC oversees the day-to-day operations of the Fund. VALIC employs sub-advisers who make investment decisions for the Fund. Each sub-adviser makes investment decisions for the Fund according to the Fund's investment objective and restrictions. Subject to the oversight of VALIC, each sub-adviser evaluates pertinent economic, statistical, financial and other data in order to determine the optimal portfolio holdings with respect to the portion of the Fund's assets that it manages to meet a Fund's objectives and the applicable performance benchmark.

As the Adviser to the Fund, VALIC monitors the sub-advisers and compares the Fund's performance with relevant market indices and peer groups. VALIC examines each sub-adviser's compliance with VALIC and fund policies. VALIC regularly provides written reports to the Board describing the results of its evaluation and oversight functions. VALIC recommended RCM after conducting research and performing qualitative and quantitative analysis of other candidate firms and their organizational structure, investment processes and styles and long-term performance record.

Under the Investment Advisory Agreement between VALIC and VC I, on behalf of the Fund, the annual advisory fee payable to VALIC by the Fund for the fiscal year ended May 31, 2005 was 0.90% of average daily net assets or $11,316,300.

The Fund's Investment Strategy

The Fund invests, under normal circumstances, at least 80% of net assets in the common stocks of companies that are expected to benefit from the development, advancement, and use of science and or technology. The Fund may invest in various industries, including but not limited to electronics, e-commerce, information services, life sciences and health care, chemicals and synthetic materials, and nanotechnology. Stock selection generally reflects a growth approach based on intensive research that assesses a company's fundamental prospects for above-average earnings. Holdings can range from small, unseasoned companies developing new technologies to blue chip firms with established track records of developing and marketing technology. The Fund may invest up to 30% of its total assets in foreign securities.

As a result of the addition of RCM, the Fund may now also invest (1) up to 20% of its total assets in companies organized or headquartered in emerging market countries, but no more than 15% of its total assets may be invested in any one emerging market country, and (2) up to 10% of its total assets in short positions of exchange-traded funds and in short positions of individual securities.

The RCM Sub-Advisory Agreement

Pursuant to its Sub-Advisory Agreement, RCM agreed to provide an investment program for the Fund and be responsible for the investment and reinvestment of a portion of the Fund's assets. RCM will select securities for the Fund, subject to VALIC's oversight. RCM may place trades through brokers of their choosing and will take into consideration the quality of the brokers' services and execution.

The RCM Sub-Advisory Agreement provides that the sub-adviser shall not be subject to liability to VALIC, the Fund, or to any shareholder of the Fund for any act or omission in rendering services under the RCM Sub-Advisory Agreement, or for any losses sustained in the purchase, holding, or sale of any portfolio security, as long as there has been no willful misfeasance, bad faith, gross negligence, or reckless disregard of its obligations or duties. The RCM Sub-Advisory Agreement provides for automatic termination unless at least annually, its continuance is approved by (i) the Board or the affirmative vote of the holders of a majority of the outstanding shares of the Fund, and (ii) the Independent Directors. The RCM Sub-Advisory Agreement terminates automatically upon their assignment and are terminable at any time, without penalty, by the Board, VALIC, or the holders of a majority of the outstanding shares of the Fund, upon 30 to 60 days' written notice. The RCM Sub-Advisory Agreement is attached to this information statement as Exhibit A.

Effective Dates: The RCM Sub-Advisory Agreement was approved by the Board, including a majority of the Independent Directors, on July 26, 2005. The effective date of the RCM Sub-Advisory Agreement was September 19, 2005. The Board will review the RCM Sub-Advisory Agreement again in 2007.

Sub-advisory Fees. For the fiscal year ended May 31, 2005, VALIC paid T. Rowe Price an aggregate of $6,938,867 for its sub-advisory services, which amounts to 0.55% of the Fund's average daily net assets. For the same period, VALIC received advisory fees of $11,316,300, or 0.90% of the Fund's average daily net assets. VALIC retained $4,377,433 of its advisory fee after payment of T. Rowe Price's sub-advisory fees.

For its sub-advisory services, RCM receives a fee, based on the average daily net assets of the Fund managed by RCM, consisting of a monthly fee computed at the annual rate of: 0.65% on the first $250 million, 0.60% on the next $250 million, and 0.55% thereafter.

If for the fiscal year ended May 31, 2005, RCM had served as a sub-adviser to the Fund and managed $250 million for the entire year, VALIC would have paid RCM $1,625,000 in sub-advisory fees, or 0.65% of average daily net assets under management, and would have paid T. Rowe Price $5,790,517, or 0.57% of average daily net assets, had it managed the remainder of the Fund's assets. Based on this hypothetical, VALIC would have paid the two sub-advisers an aggregate of $7,415,517 in sub-advisory fees for the fiscal year ended May 31, 2005. This amount is $476,650, or 6.87% more than what VALIC actually paid T. Rowe Price during the period.

Board Considerations

The Board received materials relating to its consideration of the RCM Sub-Advisory Agreement, including: (1) RCM's sub-advisory fee rate in connection with its management of the Science & Technology Fund, compared to the sub-advisory fee rates of a peer group of funds with similar investment objectives ("Peer Group"), as selected by an independent third-party provider of investment company data; (2) the investment performance of the Fund compared to performance of funds in its Peer Group and against its benchmark; (3) the nature, extent and quality of services to be provided by RCM; (4) the costs of services and the benefits potentially derived by RCM; (5) the terms of the RCM Sub-Advisory Agreement; (6) whether the Fund will benefit from possible economies of scale by engaging RCM as a sub-adviser; and (7) information regarding RCM's compliance and regulatory history. The matters discussed below were considered separately by the Independent Directors in an executive session during which counsel that is independent of VALIC provided guidance to the Independent Directors.

Nature, Extent and Quality of Services. The Board considered the nature, quality and extent of services to be provided by RCM. The Board noted that RCM would share responsibility for providing investment management services to the Fund, including investment research, advice and supervision, and determining which Fund securities should be purchased or sold. The Board considered RCM's history and investment experience. The Board noted that a contributing factor for the addition of RCM was that had the Fund been managed by T. Rowe Price and RCM, the Fund could potentially have had a higher return and lower risk based on quantitative models presented by management. Management presented statistical analyses that showed that the addition of RCM could reduce portfolio risk while increasing portfolio returns and represented that this was primarily due to the sub-advisers' differing investment styles. The Board reviewed the qualifications, background and responsibilities of RCM's investment personnel who would be responsible for providing investment management services to the Fund, and RCM's compliance personnel.

The Board concluded that it was satisfied with the nature, quality and extent of the services to be provided by RCM and that there was a reasonable basis on which to conclude that RCM would provide a high quality of investment management services to the Fund.

Fees and Expenses. The Board received and reviewed information regarding the Fund's sub-advisory fees compared against the sub-advisory fees and expense ratios of other similar funds in its category as tracked by an independent third-party provider of investment company data. It was noted that VALIC negotiated the sub-advisory fee rate with RCM and theat the sub-advisory fee is paid by VALIC out of its advisory fee, and the sub-advisory fees charged by sub-advisers for managing an asset category may vary widely between different clients for various reasons including market pricing demands, existing relationships and individual client needs.

The Board noted that VALIC was proposing that RCM would initially manage $250 million, with T. Rowe Price managing the remaining portion of the Fund's assets. As a result of the addition of RCM, the aggregate sub-advisory fee rate payable by VALIC will slightly increase and VALIC will retain a smaller percentage of its advisory fee. However, the Fund's advisory fee and total expenses will not change as a result of the addition of RCM because such sub-advisory fees are paid directly by VALIC and not by the Fund. The increase in the aggregate sub-advisory fee rate will therefore have no effect on the Fund's total expenses.

On the basis of the information considered, the Board concluded that the sub-advisory fee rates were fair and reasonable in light of the usual and customary charges made for services of the same nature and quality.

Investment Performance. The Board received and reviewed information regarding the Fund's investment performance, compared against the performance of its benchmark and other funds in its Peer Group. The Board also considered RCM's performance on the Allianz/PIMCO RCM Global Tech Fund which is managed with a similar investment objective and investment strategy and noted that its performance was ranked in the top 20% in the Morningstar Technology Category for the one-, three- and five-year periods. In addition, the Board considered investment performance of RCM's Global Technology Composite, which reflects accounts managed by RCM (gross of fees), and noted that the Composite had outperformed the Lipper Science and Technology Fund Index for the one-, three-, five- and seven-year periods ended June 30, 2005.

Profitability and Economies of Scale. In considering the profitability to RCM in connection with its relationship with the Fund, the Directors noted that the fees under the RCM Sub-Advisory Agreement is paid by VALIC out of the advisory fees that VALIC receives under the Investment Advisory Agreement. The Directors also relied on the ability of VALIC to negotiate the RCM Sub-Advisory Agreement and the fees thereunder at arm's length. For each of the above reasons, the profitability to RCM from its relationship with the Fund were not material factors in the Directors' deliberations. For similar reasons, the potential for the Fund to experience economies of scale from RCM's management of the Fund was not considered a material factor to the Board's consideration of RCM.

Terms of the RCM Sub-Advisory Agreement. The Board reviewed the terms of the RCM Sub-Advisory Agreement including the duties and responsibilities undertaken. The Board also reviewed the terms of payment for services rendered by RCM and noted that VALIC would compensate RCM out of the advisory fees it receives from the Fund. The Board noted that the RCM Sub-Advisory Agreement provides that RCM will pay all of its own expenses in connection with the performance of its duties as well as the cost of maintaining the staff and personnel as necessary for it to perform its obligations. The Board also considered the termination and liability provisions of the RCM Sub-Advisory Agreement.

Compliance. The Board reviewed RCM's compliance personnel, regulatory history, including information whether it was currently involved in any regulatory actions or investigations. In addition, the Board reviewed information concerning RCM's compliance staff who would be responsible for providing compliance functions on behalf of the Fund.

Conclusions. In reaching its decision to recommend the approval of the RCM Sub-Advisory Agreement, the Board did not identify any single factor as being controlling, but based its recommendation on each of the factors it considered and each Director contributed different weight to the various factors. Based upon the materials it reviewed, the representations made to it and the considerations described above, and as part of their deliberations, the Board, including the Independent Directors, concluded that RCM possesses the capability and resources to perform the duties required of it under its Sub-Advisory Agreement.

Further, based upon its review of RCM Sub-Advisory Agreement, the materials provided, and the considerations described above, the Board, including the Independent Directors, concluded that (1) the terms of the RCM Sub-Advisory Agreement are reasonable, fair and in the best interest of the Fund and its shareholders, and (2) the sub-advisory fee rate is fair and reasonable in light of the usual and customary charges made for services of the same nature and quality.

Information about RCM

RCM, located at Four Embarcadero Center, Suite 3000, San Francisco, California 94111, is a wholly-owned subsidiary of AGI LP, which is located at 1345 Avenue of the Americas, 50th Floor, New York, New York 10105. Originally founded in 1970, RCM provides investment management and advisory services to private accounts of institutional and individual clients and to mutual funds. RCM is an indirect subsidiary of Allianz AG. As of June 30, 2005, RCM had over $20 billion in assets under management and advice.

The following chart lists the principal executive officer and the directors of RCM and their principal occupations. The business address of each officer and director is Four Embarcadero Center, Suite 3000, San Francisco, California 94111.

Name	Position with RCM And Principal Occupation
Udo Frank	Managing Director and Chief Executive Officer of RCM; Global Chief Executive Officer of Equities of Allianz Global Investors; member of RCM's Management Committee
Robert Goldstein	Managing Director, Chief Operating Officer and General Counsel; member of RCM's Management Committee.
Peter Anderson	Managing Director and Chief Investment Officer; member of RCM's Management Committee
Theodore Deutz	Managing Director and Client Marketing Officer; member of RCM's Management Committee
Andreas Utermann	Global Chief Investment Officer for Equities for RCM and Allianz Global Investors; Global Head of Research for Equities of RCM
Steve J. Berexa	Managing Director, Head of U.S. Research and the Global Sector Head of Technology
Janie S. Kass	Managing Director, and Co−Head of Client Relations and Marketing Group of RCM
Gregory M. Siemons	Director, Chief Compliance Officer and the Global Head of Compliance of the RCM Global Platform
Seth A. Reicher	Managing Director, Co−Chief Investment Officer and Senior Portfolio Manager for the Large Cap Growth Equity Team
Joanne L. Howard	Managing Director, Co−Chief Investment Officer and Senior Portfolio Manager for the Large Cap Growth Equity Team
Scott T. Migliori	Director and Co−Chief Investment Officer and Senior Portfolio Manager for the Large Cap Growth Equity Team
Seung H. Minn	Director, Senior Portfolio Manager and Director of Quantitative Portfolio Management
Linda M. Beck	Director and Senior Portfolio Manager in the Private Client Group
M. Brad Branson	Managing Director and Chief Investment Officer of the Private Client Group
Louise M. Laufersweiler	Director, Chief Investment Officer and Senior Portfolio Manager for the Mid Cap Equity Team; Deputy Chief Investment Officer for the Small Cap Equity Team
Thomas J. Ross	Director and Chief Investment Officer and Senior Portfolio Manager of the Small Cap Equity Team

RCM is the investment adviser for other mutual funds that have an investment objective similar to the Fund. The name of the fund, together with information concerning the fund's assets and the annual fees paid to RCM for its services, are set forth below.

Fund Name	Assets as of 6/30/05	Advisory Fee Rate (as a % of net assets)*
Allianz RCM Global Technology Fund	$1,168,013,230	0.80%
AXA Premier VIP Technology Portfolio	$154,591,853	0.70% on the first $50 million; 0.65% on the next $50 million; 0.60% on the next $100 million; 0.55% thereafter.
Wells Fargo Advantage Specialized Technology Fund	$219,788,421	1.00% on the first $50 million; 0.70% on the next $50 million; 0.55% thereafter.
AXA Enterprise Multimanager Technology Fund	$2,578,771	0.70% on the first $50 million; 0.65% on the next $50 million; 0.60% on the next $100 million; 0.55% thereafter.

RCM did not waive or reimburse any portion of its advisory fee for the funds listed above.

Information about T. Rowe Price

T. Rowe Price, located at 100 East Pratt Street, Baltimore, Maryland 21202, will continue to manage a portion of the Fund's assets.

T. Rowe Price, which was founded by Thomas Rowe Price, Jr. in 1937, is one of the pioneers of the growth stock theory of investing. Its approach to managing money is based on proprietary research and a strict investment discipline developed over six decades. The firm, which is a wholly-owned subsidiary of T. Rowe Price Group, Inc., is a publicly owned financial services company. As of June 30, 2005, T. Rowe Price and its affiliates had $244.8 billion in assets under management.

Other Service Agreements

VC I has service agreements with VALIC and AIG SunAmerica Asset Management Corp. ("SAAMCo") to provide transfer agency services as well as accounting and administrative services, respectively, to the Fund. Transfer agent services also include shareholder servicing and dividend disbursements. For the fiscal year ended May 31, 2005, the Fund paid VALIC and SAAMCo $8,651 and $880,157, respectively, for transfer agency fees under such agreements and accounting and administrative fees. SAAMCo, the administrator, is located at Harborside Financial Center, 3200 Plaza 5, Jersey City, New Jersey 07311. VC I does not have an underwriter.

Additional Information about RCM

RCM is not affiliated with VALIC. No Trustee of VC I has owned any securities, or has had any material interest in, or a material interest in a material transaction with RCM or its affiliates since the beginning of the Fund's most recent fiscal year.

Brokerage Commissions

The Fund did not conduct any transactions with affiliated broker/dealers for the fiscal year ended May 31, 2005.

ANNUAL REPORTS

Copies of the most recent Annual Report and Semi-Annual Report may be obtained without charge if you:

    write to:

VALIC Company I

2929 Allen Parkway

Houston, Texas 77019

    call (800) 448-2542

    access the Report through the Internet at www.aigvalic.com

SHAREHOLDER PROPOSALS

The Fund is not required to hold annual shareholder meetings. Shareholders who would like to submit proposals for consideration at future shareholder meetings should send written proposals to Nori L. Gabert, Esq., Vice President and Secretary of VALIC Company I, 2929 Allen Parkway, Houston, Texas 77019.

OWNERSHIP OF SHARES

As of the Record Date, there were 100,981,616 shares of the Fund outstanding. VALIC and its affiliates and American General Life Insurance Company and its affiliates, are the record owners, through their separate accounts, of all of the Fund's shares. To VALIC's knowledge, no person owns a Contract, Plan or interests therein for more than 5% of the outstanding shares of the Fund. The Directors and officers of VC I and members of their families as a group, beneficially owned less than 1% of the common stock of the Fund, as of the Record Date.

EXHIBIT A

INVESTMENT SUB-ADVISORY AGREEMENT

This AGREEMENT made this 19th day of September, 2005, by and between THE VARIABLE ANNUITY LIFE INSURANCE COMPANY, hereinafter referred to as "VALIC," and RCM CAPITAL MANAGEMENT LLC, hereinafter referred to as the "SUB-ADVISER."

VALIC and the SUB-ADVISER recognize the following:

(a) VALIC is a life insurance company organized under Chapter 3 of the Texas Insurance Code and an investment adviser registered under the Investment Advisers Act of 1940, as amended ("Advisers Act").

(b) VALIC is engaged as the investment adviser of VALIC Company I ("VC I"), pursuant to an Investment Advisory Agreement between VALIC and VC I, an investment company organized under the general corporate laws of Maryland as a series type of investment company issuing separate classes (or series) of shares of common stock. VC I is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended ("1940 Act"). The 1940 Act prohibits any person from acting as an investment adviser of a registered investment company except pursuant to a written contract.

(c) VC I currently consists of thirty-three portfolios ("Funds"):

Asset Allocation Fund

Blue Chip Growth Fund

Broad Cap Value Fund

Capital Conservation Fund

Core Equity Fund

Foreign Value Fund

Global Equity Fund

Global Strategy Fund

Government Securities Fund

Growth & Income Fund

Health Sciences Fund

Income & Growth Fund

Inflation Protected Fund

International Equities Fund

International Government Bond Fund

International Growth I Fund

Large Cap Core Fund

Large Cap Growth Fund

Large Capital Growth Fund

Large Cap Strategic Growth Fund

Mid Cap Index Fund

Mid Cap Strategic Growth Fund

Money Market I Fund

Nasdaq-100® Index Fund

Science & Technology Fund

Small Cap Aggressive Growth Fund

Small Cap Fund

Small Cap Index Fund

Small Cap Special Values Fund

Small Cap Strategic Growth Fund

Social Awareness Fund

Stock Index Fund

Value Fund

In accordance with VC I's Articles of Incorporation (the "Articles"), new Funds may be added to VC I upon approval of VC I's Board of Directors without the approval of Fund shareholders. This Agreement will apply only to Funds set forth on the attached Schedule A, and any other Funds as may be added or deleted by amendment to the attached Schedule A ("Covered Fund(s)").

(d) The SUB-ADVISER is engaged principally in the business of rendering investment advisory services and is registered as an investment adviser under the Advisers Act.

(e) VALIC desires to enter into an Investment Sub-Advisory Agreement with the SUB-ADVISER for all or a portion of the assets of the Covered Fund(s) which VALIC determines from time to time to assign to the SUB-ADVISER.

VALIC and the SUB-ADVISER agree as follows:

1. Services Rendered and Expenses Paid by the SUB-ADVISER

The SUB-ADVISER, subject to the control, direction, and supervision of VALIC and VC I's Board of Directors and in material conformity with the 1940 Act, all applicable laws and regulations thereunder, all other applicable federal and state securities and tax laws and regulations, including section 817(h) and Subchapter M of the Internal Revenue Code of 1986, as amended (the "Code"), VC I's Articles, Bylaws, registration statements, prospectus and stated investment objectives, policies and restrictions and any applicable procedures adopted by VC I's Board of Directors and provided to the SUB-ADVISER in writing, shall:

(a) manage the investment and reinvestment of the assets of the Covered Fund(s) including, for example, the evaluation of pertinent economic, statistical, financial, and other data, the determination of the industries and companies to be represented in each Covered Fund's portfolio, and the formulation and implementation of investment programs.

(b) maintain a trading desk and place orders for the purchase and sale of portfolio investments (including futures contracts and options thereon) for each Covered Fund's account with brokers or dealers (including futures commission merchants) selected by the SUB-ADVISER, or arrange for any other entity to provide a trading desk and to place orders with brokers and dealers (including futures commission merchants) selected by the SUB-ADVISER, subject to the SUB-ADVISER's control, direction, and supervision, which brokers or dealers may include brokers or dealers (including futures commission merchants) affiliated with the SUB-ADVISER, subject to applicable law.

The SUB-ADVISER will assist the Covered Fund(s) and its agents in determining whether prices obtained by the Covered Fund(s) and its agents for valuation purposes are consistent with the prices on the SUB-ADVISER's portfolio records relating to the assets of the Covered Fund(s) for which the SUB-ADVISER has responsibility at such times as VALIC shall reasonably request; provided, however, that the parties acknowledge that the SUB-ADVISER is not the fund accounting agent for the Covered Fund(s) and is not responsible for pricing determinations or calculations and any information provided pursuant to this position by SUB-ADVISER will be provided for information purposes only.

In performing the services described in paragraph (b) above, the SUB-ADVISER shall use its best efforts to obtain for the Covered Fund(s) the best execution of portfolio transactions, under the circumstances of each trade and on the basis of all relevant factors and considerations. Subject to approval by VC I's Board of Directors of appropriate policies and procedures and in accordance with Section 28(e) of the Securities Exchange Act of 1934, the SUB-ADVISER may cause the Covered Fund(s) to pay to a broker a commission, for effecting a portfolio transaction, in excess of the commission another broker would have charged for effecting the same transaction, if the first broker provided brokerage and/or research services to the SUB-ADVISER. The SUB-ADVISER shall not be deemed to have acted unlawfully, or to have breached any duty created by this Agreement, or otherwise, solely by reason of acting in accordance with such authorization.

The SUB-ADVISER may aggregate sales and purchase orders of securities held by the Covered Fund(s) with similar orders being made simultaneously for other accounts managed by the SUB-ADVISER or with accounts of the affiliates of the SUB-ADVISER, if in the SUB-ADVISER's reasonable judgment such aggregation is fair and reasonable and consistent with the SUB-ADVISER'S fiduciary obligations to the Covered Fund(s) and its other clients, considering factors such as the advantageous selling or purchase price, brokerage commission and other expenses. In accounting for such aggregated order price, commission and other expenses shall be averaged on a per bond or share basis daily. VALIC acknowledges that the determination whether such aggregation is fair and reasonable by the SUB-ADVISER is subjective and represents the SUB-ADVISER's evaluation that the Covered Fund(s) may benefit by relatively better purchase or sales prices, lower commission expenses and beneficial timing of transactions or a combination of these and other factors.

VALIC authorizes and empowers the SUB-ADVISER to direct the Covered Fund's Custodian to open and maintain brokerage accounts for securities and other property, including financial and commodity futures and commodities and options thereon (all such accounts hereinafter called "brokerage accounts") for and in the name of the Covered Fund(s) and to execute for the Covered Fund(s) as its agent and attorney-in-fact standard customer agreements with such broker or brokers as the SUB-ADVISER shall select as provided above. With respect to brokerage accounts for financial and commodity futures and commodities and options thereon, the SUB-ADVISER shall select such brokers, as approved by VALIC, prior to the establishment of such brokerage account. The SUB-ADVISER may, using such of the securities and other property in the Covered Fund as the SUB-ADVISER deems necessary or desirable, direct the Covered Fund's Custodian to deposit for the Covered Fund original and maintenance brokerage and margin deposits and otherwise direct payments of cash, cash equivalents and securities and other property into such brokerage accounts and to such brokers as the SUB-ADVISER deems desirable or appropriate.

The SUB-ADVISER shall maintain records adequately demonstrating compliance with its obligations under this Agreement and report periodically to VALIC and VC I's Board of Directors regarding the performance of its services under this Agreement. The SUB-ADVISER will make available to VALIC and VC I promptly upon their reasonable written request all of the Covered Fund(s)' investment records and ledgers to assist VALIC and VC I in compliance with respect to each Covered Fund's securities transactions as required by the 1940 Act and the Advisers Act, as well as other applicable laws. The SUB-ADVISER will furnish VC I's Board of Directors such periodic and special reports as VALIC and VC I's Board of Directors may reasonably request. The SUB-ADVISER will furnish to regulatory authorities any information or reports in connection with such services which may be requested in order to ascertain whether the operations of the Covered Fund(s) are being conducted in a manner consistent with applicable laws and regulations.

The SUB-ADVISER will not disclose or use any records or information obtained pursuant to this Agreement in any manner whatsoever except as expressly authorized in this Agreement, and will keep confidential any non-public information obtained directly as a result of this service relationship, and the SUB-ADVISER shall disclose such non-public information only if VALIC or the Board of Directors of VC I has authorized such disclosure, or if such information is or hereafter otherwise is known by the SUB-ADVISER or has been disclosed, directly or indirectly, by VALIC or VC I to others becomes ascertainable from public or published information or trade sources, or if such disclosure is expressly required or requested by applicable federal or state regulatory authorities, self regulatory organization (for example, NYSE or NASD) or Court of Law of competent jurisdiction, or to the extent such disclosure is reasonably required by auditors or attorneys of the SUB-ADVISER in connection with the performance of their professional services. Notwithstanding the foregoing, the SUB-ADVISER may disclose the total return earned by the Covered Fund(s) and may include such total return in the calculation of composite performance information without prior approval by VALIC or the Board of Directors of VC I. All information (including investment advice) furnished by the parties shall be treated as confidential and shall not be disclosed to third parties unless requested by a regulatory agency or otherwise as required by law.

Should VALIC at any time make any definite determination as to any investment policy and notify the SUB-ADVISER in writing of such determination, the SUB-ADVISER shall be bound by such determination for the period, if any, specified in such notice or until similarly notified that such determination has been revoked, provided such determination will permit SUB-ADVISER to comply with the first paragraph of this Section.

The SUB-ADVISER will not hold money or investments on behalf of VC I. The money and investments will be held by the Custodian of VC I. The SUB-ADVISER will arrange for the transmission to the Custodian for VC I, on a daily basis, such confirmation, trade tickets and other documents as may be necessary to enable it to perform its administrative responsibilities with respect to the Covered Fund(s). The SUB-ADVISER further shall have the authority to instruct the Custodian of VC I, (i) to pay cash for securities and other property delivered, or to be delivered, to the Custodian for VC I (ii) to deliver securities and other property against payment for VC I, and (iii) to transfer assets and funds to such brokerage accounts as the SUB-ADVISER may designate, all consistent with the powers, authorities and limitations set forth herein. The SUB-ADVISER shall not have the authority to cause the Custodian to deliver securities and other property except as expressly provided for in this Agreement.

VALIC will vote proxies relating to securities held by the Covered Fund(s). VALIC will vote all such proxies in accordance with such proxy voting guidelines and procedures adopted by the Board of Directors. VALIC may, on certain non-routine matters, consult with the SUB-ADVISER before voting proxies relating to securities held by the Covered Fund(s). VALIC will instruct the Custodian and other parties providing services to VC I promptly to forward to the proxy voting service copies of all proxies and shareholder communications relating to securities held by each Covered Fund(s).

The SUB-ADVISER shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise provided or authorized, have no authority to act or represent VALIC or VC I other than in furtherance of the SUB-ADVISER's duties and responsibilities as set forth in this Agreement.

It is understood that SUB-ADVISER and its affiliates perform investment advisory and other services for various clients. VALIC agrees that SUB-ADVISER and its affiliates may give advice and take action in the performance of their duties with respect to any of their other clients which may differ from advice given, or the timing or nature of actions taken, with respect to the Covered Fund(s). VALIC also acknowledges that SUB-ADVISER and its affiliates are fiduciaries to other entities, some of which have the same or similar investment objectives (and will hold the same or similar investments) as the Covered Fund(s), and that SUB-ADVISER will carry out its duties hereunder together with its duties under such relationships. Nothing in this Agreement shall be deemed to confer upon SUB-ADVISER any obligation to purchase or sell or to recommend for purchase or sale for the Covered Fund(s) any investment which SUB-ADVISER, its affiliates, officers or employees may purchase or sell for its or their own account or for the account of any other client, if in the sole and absolute discretion of SUB-ADVISER it is for any reason impractical or undesirable to take such action or make such recommendation for the Covered Fund(s).

Except as otherwise agreed, or as otherwise provided herein, the SUB-ADVISER shall bear the expense of discharging its responsibilities hereunder and VALIC shall pay, or arrange for others to pay, all VALIC's expenses, except that VALIC shall in all events pay the compensation described in Section 2 of the Agreement.

The SUB-ADVISER is hereby prohibited from consulting with any other sub-adviser of the Covered Fund(s) (or a portion thereof) or any other sub-adviser to a fund under common control with the Covered Fund(s) (or a portion thereof) concerning securities transactions of the Covered Fund(s) (or a portion thereof) in securities or other assets, except as otherwise permitted by the 1940 Act or any rules thereunder.

2. Compensation of the SUB-ADVISER

VALIC shall pay to the SUB-ADVISER, as compensation for the services rendered and expenses paid by the SUB-ADVISER, a monthly fee or fees based on each Covered Fund's average daily net asset value computed for each Covered Fund as provided for herein and in the fee schedule attached hereto as Schedule A. Schedule A may be amended in writing from time to time, provided that amendments are made in conformity with applicable laws and regulations and the Articles and Bylaws of VC I. Any change in Schedule A pertaining to any new or existing Fund shall not be deemed to affect the interest of any other Fund and shall not require the approval of shareholders of any other Fund.

The average daily net asset value shall be determined by taking the mean average of all of the determinations of net asset value, made in the manner provided in VC I's Articles, for each business day during a given calendar month. VALIC shall pay this fee for each calendar month as soon as practicable after the end of that month, but in any event no later than ten (10) business days following the end of the month.

If the SUB-ADVISER serves for less than a whole month, the foregoing compensation shall be prorated.

The payment of advisory fees related to the services of the SUB-ADVISER under this Agreement shall be the sole responsibility of VALIC and shall not be the responsibility of VC I.

3. Scope of the SUB-ADVISER's Activities

VALIC understands that the SUB-ADVISER and its affiliates now act, will continue to act and may act in the future as investment adviser to fiduciary and other managed accounts and as investment adviser to other investment companies, and VALIC has no objection to the SUB-ADVISER so acting, provided that whenever a Covered Fund(s) and one or more other accounts or investment companies advised by the SUB-ADVISER have available funds for investment, investments suitable and appropriate for each will be allocated in accordance with a methodology believed by the SUB-ADVISER to be equitable to each entity. The SUB-ADVISER similarly agrees to allocate opportunities to sell securities. VALIC recognizes that, in some cases, this procedure may limit the size of the position that may be acquired or sold for a Covered Fund(s). In addition, VALIC understands that the persons employed by the SUB-ADVISER to assist in the performance of the SUB-ADVISER's duties hereunder will not devote their full time to such service and nothing contained herein shall be deemed to limit or restrict the right of the SUB-ADVISER or any affiliate of the SUB-ADVISER to engage in and devote time and attention to other business or to render services of whatever kind or nature.

Except as otherwise required by the 1940 Act, any of the shareholders, directors, officers and employees of VALIC may be a shareholder, director, officer or employee of, or be otherwise interested in, the SUB-ADVISER, and in any person controlling, controlled by or under common control with the SUB-ADVISER; and the SUB-ADVISER, and any person controlling, controlled by or under common control with the SUB-ADVISER, may have an interest in VALIC.

The SUB-ADVISER shall not be liable to VALIC, VC I, or to any shareholder in the Covered Fund(s), and VALIC shall indemnify the SUB-ADVISER, for any act or omission in rendering services under this Agreement, or for any losses sustained in connection with the matters to which this agreement relates, so long as there has been no willful misfeasance, bad faith, gross negligence, or reckless disregard of obligations or duties on the part of the SUB-ADVISER in performing its duties under this Agreement.

VALIC shall perform quarterly and annual tax compliance tests and promptly furnish reports of such tests to the SUB-ADVISER after each quarter end to ensure that the Covered Fund(s) is in compliance with Subchapter M of the Code and Section 817(h) of the Code. VALIC shall apprise the SUB-ADVISER promptly after each quarter end of any potential non-compliance with the diversification requirements in such Code provisions. If so advised, the SUB-ADVISER shall take prompt action so that the Covered Fund complies with such Code diversification provisions, as directed by VALIC.

4. Representations of the SUB-ADVISER and VALIC

The SUB-ADVISER represents, warrants, and agrees as follows:

(a) The SUB-ADVISER (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect: (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) has met, and will continue to meet for so long as this Agreement remains in effect, any applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform the services contemplated by this Agreement, (iv) has the authority to enter into and perform the services contemplated by this Agreement, and (v) will immediately notify VALIC of the occurrence of any event that would disqualify the SUB-ADVISER from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

(b) The SUB-ADVISER has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and if it has not already done so, will provide VALIC and VC I with a copy of such code of ethics together with evidence of its adoption.

(c) The SUB-ADVISER has provided VALIC and VC I with a copy of its Form ADV as most recently filed with the SEC and will promptly after filing its annual update to its Form ADV with the SEC, furnish a copy of such amendment to VALIC.

VALIC represents, warrants, and agrees as follows:

VALIC: (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect: (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) has met, and will continue to meet for so long as this Agreement remains in effect, any applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform the services contemplated by this Agreement, (iv) has the authority to enter into and perform the services contemplated by this Agreement, and (v) will immediately notify the SUB-ADVISER of the occurrence of any event that would disqualify VALIC from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

VALIC warrants and represents to SUB-ADVISER (i) that the Covered Fund(s) has been and throughout the term of this Agreement will be operated, and any securities or other financial instruments issued by the Covered Fund(s) have been and throughout the term of this Agreement will be offered and sold, in full compliance with all applicable laws, and (ii) that procedures reasonably designed to prevent and detect direct or indirect investments in securities or other financial instruments issued by Covered Fund(s), or operations of Covered Fund(s), for the purpose of, related to, or in any way involving money laundering have been and throughout the term of this Agreement will be applied.

VALIC hereby acknowledges that at least 48 hours prior to entering into this Agreement it has received, and had an opportunity to review the SUB-ADVISER's Form ADV, Part II (which includes SUB-ADVISER's privacy notice) as required by Rule 204-3 under the Advisers Act, as amended.

5. Term of Agreement

This Agreement shall become effective as to the Covered Fund(s) set forth on Schedule A on the date hereof and as to any other Fund on the date of the Amendment to Schedule A adding such Fund in accordance with this Agreement. Unless sooner terminated as provided herein, or as otherwise noted on Schedule A, this Agreement shall continue in effect for two years from its effective date. Thereafter, this Agreement shall continue in effect, but with respect to any Covered Fund, subject to the termination provisions and all other terms and conditions hereof, only so long as such continuance is approved at least annually by the vote of a majority of VC I's directors who are not parties to this Agreement or interested persons of any such parties, cast in person at a meeting called for the purpose of voting on such approval, and by a vote of a majority of VC I's Board of Directors or a majority of that Covered Fund's outstanding voting securities.

This Agreement shall automatically terminate in the event of its assignment as that term is defined in the 1940 Act, or in the event of the termination of the Investment Advisory Agreement between VALIC and VC I as it relates to any Covered Fund(s). The Agreement may be terminated as to any Covered Fund at any time, without the payment of any penalty, by vote of VC I's Board of Directors or by vote of a majority of that Covered Fund's outstanding voting securities on not more than 60 days' nor less than 30 days' written notice to the SUB-ADVISER, or upon such shorter notice as may be mutually agreed upon by the parties. This Agreement may also be terminated by VALIC: (i) on not more than 60 days' nor less than 30 days' written notice to the SUB-ADVISER, or upon such shorter notice as may be mutually agreed upon by the parties, without the payment of any penalty; or (ii) if the SUB-ADVISER becomes unable to discharge its duties and obligations under this Agreement. The SUB-ADVISER may terminate this Agreement at any time, or preclude its renewal without the payment of any penalty, on not more than 60 days' nor less than 30 days' written notice to VALIC, or upon such shorter notice as may be mutually agreed upon by the parties.

6. Other Matters

The SUB-ADVISER may from time to time employ or associate with itself any person or persons believed to be particularly fit to assist in its performance of services under this Agreement, provided no such person serves or acts as an investment adviser separate from the SUB-ADVISER so as to require a new written contract pursuant to the 1940 Act. The compensation of any such persons will be paid by the SUB-ADVISER, and no obligation will be incurred by, or on behalf of, VALIC or VC I with respect to them.

The SUB-ADVISER agrees that all books and records which it maintains for the Covered Fund(s) are the Covered Fund's property. The SUB-ADVISER also agrees upon request of VALIC or VC I, to promptly surrender the books and records in accordance with the 1940 Act and rules thereunder, provided that VALIC reimburses the SUB-ADVISER for its reasonable expenses in making duplicate copies of such books and records for SUB-ADVISER's files. The SUB-ADVISER further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act.

VALIC has herewith furnished the SUB-ADVISER copies of VC I's Prospectus, Statement of Additional Information, Articles and Bylaws, investment objectives, policies and restrictions, and any applicable procedures adopted by VC I's Board of Directors, as currently in effect and agrees during the continuance of this Agreement to furnish the SUB-ADVISER copies of any amendments or supplements thereto before or at the time the amendments or supplements become effective. Until VALIC delivers any amendments or supplements to the SUB-ADVISER, the SUB-ADVISER shall be fully protected in relying on the documents previously furnished to it.

The SUB-ADVISER is authorized to honor and act on any notice, instruction or confirmation given by VALIC on behalf of the Covered Fund in writing signed or sent by any of the persons who the SUB-ADVISER has reason to believe are acting in good authority. The SUB-ADVISER shall not be liable for so acting in good faith upon such instructions, confirmation or authority.

VALIC agrees to furnish the SUB-ADVISER at its principal office prior to use thereof, copies of all prospectuses, proxy statements, reports to shareholders, sales literature, or other material prepared for distribution to shareholders of the Covered Fund or the public that refer in any way to the SUB-ADVISER, and not to use such material if the SUB-ADVISER reasonably objects in writing within ten (10) business days (or such other time as may be mutually agreed) after receipt thereof. In the event of termination of this agreement, VALIC will continue to furnish to the SUB-ADVISER copies of any of the above-mentioned materials that refer in any way to the SUB-ADVISER and shall cease to use the SUB-ADVISER name and/or logo as soon as is reasonable. VALIC shall furnish or otherwise make available to the SUB-ADVISER such other information relating to the business affairs of VALIC and the Covered Fund as the SUB-ADVISER at any time, or from time to time, may reasonably request in order to discharge obligations hereunder.

VALIC agrees to indemnify the SUB-ADVISER for losses, costs, fees, expenses and claims which arise directly or indirectly (i) as a result of a failure by VALIC to provide the services or furnish materials required under the terms of this Investment Sub-Advisory Agreement, or (ii) as the result of any untrue statement of a material fact or any omission to state a material fact required to be stated or necessary to make the statements, in light of the circumstances under which they were made, not misleading in any registration statements, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Covered Fund, except insofar as any such statement or omission was specifically made in reliance on written information provided by the SUB-ADVISER to VALIC.

The SUB-ADVISER agrees to indemnify VALIC for losses and claims which arise (i) as a result of the willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties by the SUB-ADVISER; or (ii) as the result of any untrue statement of a material fact or any omission to state a material fact required to be stated or necessary to make the statements, in light of the circumstances under which they were made, not misleading in any registration statements, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Covered Fund to the extent any such statement or omission was made in reliance on written information provided by the SUB-ADVISER to VALIC.

Promptly after receipt by either VALIC or SUB-ADVISER (an "Indemnified Party") under this Section 6 of the commencement of an action, such Indemnified Party will, if a claim in respect thereof is to be made against the other party (the "Indemnifying Party") under this section, notify Indemnifying Party of the commencement thereof; but the omission so to notify Indemnifying Party will not relieve it from any liability that it may have to any Indemnified Party otherwise than under this section. In case any such action is brought against any Indemnified Party, and it notified Indemnifying Party of the commencement thereof, Indemnifying Party will be entitled to participate therein and, to the extent that it may wish, assume the defense thereof, with counsel satisfactory to such Indemnified Party. After notice from Indemnifying Party of its intention to assume the defense of an action, the Indemnified Party shall bear the expenses of any additional counsel obtained by it, and Indemnifying Party shall not be liable to such Indemnified Party under this section for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof other than reasonable costs of investigation.

A successor by law of the parties to this Agreement shall be entitled to the benefits of the indemnification contained herein. The indemnification provisions contained herein shall survive any termination of this Agreement.

7. Applicability of Federal Securities Laws

This Agreement shall be interpreted in accordance with the laws of the State of Texas and applicable federal securities laws and regulations, including definitions therein and such exemptions as may be granted to VALIC or the SUB-ADVISER by the Securities and Exchange Commission or such interpretive positions as may be taken by the Commission or its staff. To the extent that the applicable law of the State of Texas, or any of the provisions herein, conflict with applicable provisions of the federal securities laws, the latter shall control.

8. Amendment and Waiver

Provisions of this Agreement may be amended, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. The Agreement may be amended by mutual written consent of the parties, subject to the requirements of the 1940 Act and the rules and regulations promulgated and orders granted thereunder.

9. Notices

All notices hereunder shall be given in writing (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile, by registered or certified mail or by overnight delivery (postage prepaid, return receipt requested) to VALIC and to SUB-ADVISER at the address of each set forth below:

If to VALIC:

Attn: Evelyn Curran

2929 Allen Parkway, A08-03

Houston, Texas 77019

Tel: (713) 831-6425

Fax: (713) 831-4124

If to SUB-ADVISER:

Attention: Legal Department

RCM Capital Management LLC

4 Embarcadero Center

San Francisco, CA 94111

Tel: (415) 954-5400

Fax: (415) 954-8200

  Miscellaneous

Affiliated Transactions. VALIC shall notify SUB-ADVISER promptly, in writing, if VALIC or any of its affiliates, is or becomes an affiliate, director, trustee or controlling person of any issuer whose securities are or may be purchased for the Covered Fund(s).

The parties hereto have each caused this Agreement to be signed in duplicate on its behalf by its duly authorized officer on the above date.

THE VARIABLE ANNUITY LIFE INSURANCE COMPANY

By: /s/ Evelyn M. Curran

Name: Evelyn M. Curran

Title: Senior Vice President

ATTEST:

Attest: /s/ Mark Matthes

Name: Mark Matthes

Title: Assistant Secretary

RCM CAPITAL MANAGEMENT LLC

By: /s/ Robert Goldstein

Name: Robert Goldstein

Title: COO

ATTEST:

Attest: /s/ Jonathan Ochoco

Name: Jonathan Ochoco

Title: Head of New Business Group

SCHEDULE A

Covered Fund(s)

Annual Fee computed at the following annual rate, based on average daily net asset value for each month on that portion of the assets managed by SUB-ADVISER, and payable monthly:

Covered Fund Fee

Science & Technology Fund	0.65 % on the first $250 million; 0.60 % on the next $250 million; and 0.55 % on the balance of assets.